UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

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THE ESTÉE LAUDER COMPANIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ESTÉE LAUDER COMPANIES INC.

767 Fifth Avenue, New York, New York 10153

Supplement dated November 1, 2024

To the Proxy Statement dated September 19, 2024

for the Virtual Annual Meeting of Stockholders to be held on

Friday, November 8, 2024, 10:00 a.m. Eastern Time

www.virtualshareholdermeeting.com/EL2024

(the “Annual Meeting”)

The following disclosures supplement the definitive proxy statement filed by The Estée Lauder Companies Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on September 19, 2024 (the “Proxy Statement”), in connection with the solicitation of proxies by the Company’s board of directors for the above-referenced Annual Meeting and any adjournment or postponement thereof.

SUPPLEMENTAL DISCLOSURE

After the Proxy Statement was filed with the SEC and sent to our stockholders, the Company made certain changes in the Company’s senior management and corporate governance, which will occur after the Annual Meeting.

On October 29, 2024, the Board of Directors (the “Board”) of the Company appointed Stéphane de La Faverie, as its President and Chief Executive Officer, effective January 1, 2025. Fabrizio Freda, current President and Chief Executive Officer, will transition from those offices and resign from the Company’s Board at the end of the day on December 31, 2024. He will remain employed as a Special Advisor to the Company until he retires on June 30, 2026.  Mr. de La Faverie will become a member of the Board effective January 1, 2025, to fill the vacancy that arises from Mr. Freda’s resignation. Additionally, William P. Lauder will be stepping down from his role as Executive Chairman following the Annual Meeting, and will cease to be an employee when he retires on March 1, 2025. Mr. Lauder will continue to serve on the Company’s Board as Chair following the Annual Meeting.

Mr. de La Faverie, age 50, joined the Company in January 2011. He is currently Executive Group President and has been in that role since September 2022. From July 2020 through August 2022, he was Group President, The Estée Lauder Companies, and Global Brand President, Estée Lauder and AERIN Beauty. From July 2016 to June 2020, he was Global President, Estée Lauder.

In connection with these changes, each of Mr. Freda and Mr. de La Faverie executed amendments to their respective employment agreements.

Mr. de La Faverie’s Amended Employment Agreement

Under the amended employment agreement dated as of October 29, 2024 for Mr. de La Faverie, he will become President and Chief Executive Officer as of January 1, 2025. The agreement provides that Mr. de La Faverie will continue to be an employee-at-will and serve as President and Chief Executive Officer until his retirement or other termination of employment.  The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee of the Board and that his equity grants will be determined by the Stock Plan Subcommittee.  Effective January 1, 2025, his base salary will be at an annual rate of $1,500,000 and his aggregate bonus opportunity at target will be $3,000,000, which for fiscal 2025 will be prorated based on his time in the role of President and Chief Executive Officer. Additionally, he will receive a one-time cash payment of $25,000 in connection with entry into the amendment. As President and Chief Executive Officer, Mr. de La Faverie’s annual equity-award target opportunity will have a value of no less than $10,000,000 (before application of his individual performance adjustment). For fiscal 2025, his total equity-award target opportunity will be prorated based on his time in the role of President and Chief Executive Officer, for a total prorated grant value of $6,740,500, which includes an additional grant with value of $3,259,500, subject to approval by the Stock Plan Subcommittee. He will be eligible to participate in the Company’s Profit Recovery and Growth Plan (“PRGP”) incentive program for fiscal 2025 and fiscal 2026 at a target opportunity of 25% of his annual equity based compensation award target opportunity, up to a maximum of 50%, the achievement of which could result in a grant of restricted stock units (“RSUs”) in August 2025 and August 2026. Grants under the PRGP incentive plan will have a two-year cliff vesting, subject to the terms of the plan and approval by the Stock Plan Subcommittee.

The provisions in Mr. de La Faverie’s amended employment agreement relating to payments and other benefits in connection with the termination of employment under various circumstances are generally unchanged. See the Company’s proxy statement for the Annual Meeting filed with the SEC on September 19, 2024, under the heading “Executive Compensation – Potential Payments Upon Termination of Employment or Change in Control.” He is entitled to standard benefits generally available to other executive officers of the Company.

Mr. Freda’s Employment Agreement Amendment

The amendment to the employment agreement dated October 29, 2024, for Mr. Freda provides that after Mr. Freda steps down from the offices of President and Chief Executive Officer on December 31, 2024 and when Mr. de La Faverie succeeds him in such offices effective January 1, 2025, Mr. Freda will serve as a Special Advisor to the Company until his retirement as an employee from the Company on June 30, 2026 (the “Special Advisor Period”). Under the amendment, Mr. Freda is required to devote not less than 20 percent of his time to his responsibilities as Special Advisor.

During the Special Advisor Period, Mr. Freda’s annual base salary rate of $2,100,000 will remain unchanged. His annual target bonus opportunity for fiscal 2025 (which includes the period he is serving as President and Chief Executive Officer) and fiscal 2026 will remain at $5,775,000. Pursuant to the amendment, Mr. Freda will receive an equity award target opportunity for fiscal 2026 with a value at the time of grant of $12,500,000. Under the terms of the amendment, Mr. Freda will be eligible to participate, for fiscal 2025 only, in the PRGP incentive plan at a target opportunity of $3,125,000, the achievement of which could result in a grant of RSUs in August 2025. He will also continue to be eligible for benefits generally available to other executive officers, with the addition of certain relocation expenses, cybersecurity and digital privacy protection services, and the continuation of transportation and security benefits. In connection with Mr. Freda’s retirement from the Company on June 30, 2026, Mr. Freda will be eligible for benefits including financial counseling services, relocation expenses, transition support services, an office and administrative support until June 30, 2028, and an annual allowance to purchase Company products.

The amendment to Mr. Freda’s employment agreement modifies certain provisions, effective October 29, 2024, which provide for payments and other benefits in connection with the termination of his employment under various circumstances. If his employment terminates prior to June 30, 2026, except in the case of his voluntary resignation or by the Company for “cause,” Mr. Freda will be paid or provided any remaining compensation or benefits that would have been owed through June 30, 2026 but have not yet been paid, subject to the terms of applicable plans (other than any terms that require the continued employment as a condition to receiving or retaining any such compensation or benefits). In the event Mr. Freda voluntarily resigns, the amendment additionally provides for him to receive ongoing office and administrative support. The amendment also removes provisions in the employment agreement relating to termination by Mr. Freda for “good reason” following a change in control and removes the provision relating to termination by Mr. Freda for a “material breach” by the Company. He will continue to be subject to a covenant not to compete.

Mr. Lauder’s Employment and Role

William P. Lauder will be stepping down from his role as Executive Chairman following the Annual Meeting and will cease to be an employee when he retires on March 1, 2025. Mr. Lauder will continue to serve on the Company’s Board as Chair following the Annual Meeting. Under the terms of his employment arrangement with the Company, his current compensation and benefits remain unchanged through March 1, 2025, except that his annual bonus payout, if any, for fiscal 2025 will be prorated due to his retirement. Beginning March 1, 2025, while he is Chair and no longer an employee, Mr. Lauder will be compensated consistent with the Company’s program for compensating non-employee directors, including reimbursement of expenses, and for service as Chair of the Board, receive an additional retainer of $225,000 annually and be entitled to continued office and administrative support.

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Jane Lauder’s Employment and Role

Jane Lauder, Executive Vice President, Enterprise Marketing and Chief Data Officer of the Company, will be stepping down from her role and cease to be a Company employee effective December 31, 2024. Ms. Lauder will continue to serve on the Company’s Board of Directors.

Corporate Governance Changes

The Board has approved certain changes in corporate governance of the Company effective following the Annual Meeting. As described above, Mr. Lauder will transition his role from Executive Chairman to Chair of the Board. The position of Presiding Director held by Ambassador Barshefsky will be replaced by a new Lead Independent Director role to be held by Richard Zannino. The Lead Independent Director will have the (i) responsibilities set forth in the Board’s Corporate Governance Guidelines as amended and (ii) additional responsibilities during the transition period (until there shall be a new Chief Executive Officer firmly established in office) for consultation, oversight and support of the Company’s management team but only to the extent such additional responsibilities are compatible with serving on the Audit Committee of the Board as an independent director. The Lead Independent Director will receive additional compensation of a $30,000 annual cash retainer, payable quarterly, which may be deferred, consistent with the additional compensation previously paid for service as the Presiding Director.

In connection with the foregoing, the Board amended the Board’s Corporate Governance Guidelines and certain Board committee charters, which will be available in the “Investors” section of the Company’s website (www.elcompanies.com) under “Corporate Governance.” The Company believes that its Board leadership structure appropriately balances responsibilities among the Company’s leadership, supporting accountability, and engagement with stockholders.

As provided in Corporate Governance Guidelines, as amended, the responsibilities of the Lead Independent Director will be to:

•	Call, set the agenda and preside at all executive sessions of the independent directors and executive sessions of non-management directors, and provide feedback from such meetings to the Chair and the Chief Executive Officer (“CEO”), as appropriate.
•	In consultation with the Chair, ensure that Board materials are adequate and timely.
•	In consultation with the Chair, review meeting schedules and review and approve Board meeting agendas to assure that there is sufficient time for discussion of all agenda items.
•	In the absence of the Chair, and upon the request of the CEO, preside at meetings of the Board.
•	Serve as liaison between the Chair and the independent directors and non-management directors and between the CEO and the independent directors and non-management directors.
•	Work collaboratively with the Chair and the CEO as necessary and appropriate to carry out the Board’s direction and the governance of the Company.
•	Serve as a Board representative for consultation and communication with major stockholders or other stakeholders, as appropriate.
•	With the Board’s concurrence and unless such review is conducted by the Nominating and ESG Committee, review the CEO’s performance evaluation with the CEO.
•	Perform such other duties as the Board or independent directors may from time-to-time request.

Duties of the Chair of the Board will be to:

•	Continue to grow the Company’s reputation globally; reinforce the Company’s family heritage, strengthening the collaboration of the Lauder family with each other and the Company’s management; visibly represent the Lauder family and Company with employees, governmental entities, other stakeholders and the community at large.
•	Facilitate the Board operating in the best interest of the Company and all stockholders and set a tone of integrity from the top.
•	Call meetings of the Board and set meeting agendas, in collaboration with the Lead Independent Director.
•	Preside over all meetings of stockholders and the Board and facilitate orderly and productive discussions that focus on important Company, stockholder and Board issues.
•	Work with the Company to enable the Board to have adequate resources, especially by way of full, timely and relevant information, to support its decision-making requirements, in collaboration with the Lead Independent Director.

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•	In collaboration with the Lead Independent Director, advise the CEO as to the scope, quantity, quality, and timeliness of information and materials, and provide feedback to the CEO and other members of management.
•	Facilitate communication among directors and between directors and senior management of the Company.
•	Enable transparency between the CEO and directors regarding business issues, Board management, and conflicts.
•	Engage in direct communication with stockholders on governance and other matters when requested and appropriate.
•	Maintain a strong working relationship with the CEO, including supporting the development of strategy, capital management (including M&A and divestitures), risk management and major corporate actions to be presented to the Board. Coordinate with the CEO to keep the Board informed on a timely basis of significant developments, opportunities and risks.
•	As a member of the Nominating and ESG Committee, work on the CEO succession planning process, recruit and support the onboarding of new Directors to the Board to become active and effective Directors.
•	Perform other duties incidental to the role as Chair and any other duties as may be agreed between the Chair and the Board.

This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 8, 2024: This Supplement, our Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders, and the Annual Report on Form 10-K for the fiscal year ended June 30, 2024 with certain exhibits (which constitutes the “Annual Report to Stockholders”), are available at www.proxyvote.com.

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